Exhibit 10.1

December 17, 2025

Mr. R. Clay Jones

Dear Clay,

It is my pleasure to confirm the following offer of employment for the position of President of Citizens Business Bank (“CBB”) and its parent company, CVB Financial Corp. (“CVBF”), subject to the closing of the merger transaction described in the proposed Agreement and Plan of Merger and Reorganization between CVBF and Heritage Commerce Corp (as may be entered into among the parties, the “Merger Agreement”). The terms of this offer letter agreement (this “Agreement”) shall be binding, and prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing,” and the date of the Closing, the “Closing Date”), CVBF will provide you with an employment agreement (the “Employment Agreement”) to be effective upon the Closing. Such Employment Agreement will be in substantially similar form to the employment agreements currently in place with our current Named Executive Officers (other than the CEO). This position reports directly to David A. Brager, CBB’s and CVBF’s Chief Executive Officer. If the Merger is terminated or otherwise fails to close for any reason pursuant to the Merger Agreement, this Agreement shall be null and void.

Position:	President of CBB and CVBF.

Base Salary:	$700,000 per year. You will be eligible for annual base salary increases, if any, as may be determined by the Board of CVBF for each calendar year, beginning in 2027.

Start Date:	The Closing Date.

Sign-On Equity Award:	On the Closing Date, CVBF will grant you an equity award in respect of fiscal year 2026 in respect of 20,000 shares of CVBF common stock under the CVBF equity plans, evenly split between time-vesting restricted shares (“RSAs”) (50%) and performance-vesting restricted stock units (“PRSUs”) (50%). The RSAs will be subject to 3-year time-based pro-rata vesting, and the PRSUs will be subject to a 3-year vesting and performance period.

In respect of CVBF’s fiscal year 2027 and thereafter, you shall be eligible to qualify for awards under the CVBF equity plans, with an annual target value of 100% of your annual base salary.

Car Allowance:	$1,200 monthly allowance.

Country Club Membership:	The Bank agrees to reimburse you for monthly dues and reasonable business expenses (including periodic capital dues) associated with one Golf Club membership and one Social Club membership of your choosing.

Cash Incentive Compensation:	You will be eligible to participate in our 2026 Executive Officer Performance Compensation Plan (and any successor plans with respect to subsequent fiscal years), with cash incentive compensation to be payable by March 15 of the year following the applicable performance year. For each fiscal year, you will have the potential to earn up to 80% of your base salary in cash incentive compensation.

Deferred Compensation:	You will be eligible to participate in our Deferred Compensation Plan. Details will be provided to you upon hire.

Retention Award:	You will be eligible to receive a cash retention award of $1,800,000 (subject to increase as determined prior to the Closing in consultation with the Accounting Firm (as defined in the Merger Agreement) to be necessary to avoid adverse consequences under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended) (such amount, the “Retention Award”). The Retention Award will vest in two equal installments on each of January 1, 2027 and January 1, 2028, subject to your continued employment through the applicable vesting date; provided, that any unvested portion of the Retention Award will immediately vest upon your termination by CVBF without “Cause”, resignation by you for “Good Reason” (each as to be defined in the Employment Agreement) or termination due to your death or “disability” (as defined in the CVBF long-term disability plan applicable to you) prior to the applicable vesting date. Any portion of the Retention Award that vests shall be paid in a cash lump sum within thirty (30) days following the applicable vesting date.

Obligations under Prior Agreement:	On the Closing Date, CVBF will pay to you the severance payable upon a Change in Control pursuant to your existing employment agreement with Heritage Commerce Corp and Heritage Bank of Commerce (your “Prior Agreement”), less the amount of the finally determined Retention Award, and thereafter your Prior Agreement will no longer be of any force or effect.

Severance:	Severance payable on a termination without “Cause” or resignation for “Good Reason” equal to one times (1X) your then-current base salary plus average annual bonus for the prior two years (including for periods prior to the Closing Date) (the “Average Bonus”), payable in installments over 12 months following termination.

Change of Control:	Change in Control (“CIC”) severance payable on a termination without “Cause” or resignation for “Good Reason” equal to two times (2X) your then-current base salary plus Average Bonus, payable in a lump sum, and 24 months of employer-paid COBRA coverage. Applicable covered period is 180 days prior to CIC and one year after CIC.

Benefits:	As a full-time regular employee, you will be eligible to participate in CBB’s benefit plans. All benefits are based on your anticipated start date as indicated above. You will be provided with detailed information about your medical benefit options shortly before your waiting period ends (see below).

• Vacation

You will be eligible for twenty (20) days each calendar year. For your first year of employment, the vacation accrual will be pro-rated.

• Welfare Plan

You will be eligible to participate in CBB’s benefits plans on the Closing Date.

• Retirement Plans

You will be eligible to participate in the CVB Financial Corporation 401(k) Plan upon commencement of employment. Additionally, the Bank may provide a profit-sharing contribution subject to Bank performance, subject to any time-based eligibility requirements. 401(k) profit-sharing plan information will be provided to you upon hire. Your Supplemental Executive Retirement Agreement with Presidio Bank, dated November 28, 2017, shall be assumed and honored by CVBF and shall remain in effect in accordance with its terms following the Closing Date.

• Temporary Housing and Transportation Benefits

You will be provided with temporary housing (or at your election, a housing allowance) in the Greater Ontario, California metropolitan area for a period of three months following the Effective Time, at the Company’s expense and in accordance with the terms of the Company’s relocation policy (it being understood and agreed that you shall have no obligation to permanently relocate to the Greater Ontario, California metropolitan area). In addition, while employed, you shall be provided with reimbursement (on a business expense basis) for the costs incurred by you for round-trip business class airfare and a rental or leased vehicle, in respect of your performance of services in and travel to the Greater Ontario, California metropolitan area, with any such reimbursement to be upon presentation and approval of receipts or other appropriate evidence of such expenses.

Drug Test:	We require a pre-employment drug test. The job offer will be contingent on your successfully passing the drug test.

Employment Agreement:	As noted above, you will be provided with an Employment Agreement for your review and signature. To the extent the Employment Agreement does not address any of the terms herein, the terms of this Agreement shall apply and control. If the Employment Agreement is not signed, this Agreement shall remain in full force and effect with respect to all terms set forth herein.

Proprietary or Confidential Information:	By signing this Agreement, you affirm that there are no non-competition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound (other than any such agreements with Heritage Commerce Corp or its affiliates) that would violate or interfere with your contemplated post-acquisition services to CBB or CVBF.

The Employment Agreement will include our standard confidentiality and non-solicitation provisions, as well as provisions relating to banking regulatory requirements.

Please feel free to call me if you should have any questions or require additional information. Should you accept, I ask that you sign and return one copy of this Agreement to me. In the meantime, I would be glad to discuss any aspect of this Agreement with you.

We are excited about the prospect of merging with Heritage Bank of Commerce and will be thrilled to have you as an important part of our Citizens Business Bank team.

Sincerely,

/s/ David A. Brager
David A. Brager
Chief Executive Officer

I have read and understand that any offer of employment by CBB or CVBF will be contingent upon the completion of a satisfactory background check which will consist of verifying my employment, education, references, social security number, Department of Motor Vehicle status, criminal records, regulatory and compliance records, credit history and acceptance by CBB’s bonding company.

I have read this Agreement and accept the terms hereof.

Signature	/s/ Clay Jones	Date	12/17/25
Clay Jones